CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF ELECTRIC CAR COMPANY, INC.

Pursuant to § 242 of the General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify and set forth as follows:

FIRST: That at a meeting of the Board of Directors of ELECTRIC CAR COMPANY, INC. (the "Corporation"), the following resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable:

RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Company that Article FOURTH of the Certificate of Incorporation are amended to read as follows:

FOURTH: The number of shares authorized by the Corporation shall be 75,010,000,000 (Seventy-Five Billion Ten Million), consisting of 75,000,000,00(Seventy-Five Billion) shares of common stock, par value of $0.00001 and 10,000,000 (Ten Million) shares of preferred stock, par value of $0.00001 per share.

SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted with the applicable provisions of Sections 241 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Gary Spaniak, this 6th day of April, 2011.

Gary Spaniak
Authorized Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:19 PM 04/11/2011
FILED 03:19 PM 04/11/2011
SRV 110401836 - 4277102 FILE